Exhibit 99.1
CBS OUTDOOR ANNOUNCES QUARTERLY DIVIDEND AND SPECIAL DIVIDEND

NEW YORK, October 29, 2014 – CBS Outdoor Americas Inc. (NYSE: CBSO) today announced that its board of directors has approved a quarterly dividend on the Company's common stock of $0.37 per share. The dividend is payable on December 15, 2014, to stockholders of record on November 18, 2014.
The Company also today announced that its board of directors has approved a special dividend on the Company's common stock of approximately $547.7 million, or $4.56 per share based on the number of shares currently outstanding, in connection with the Company's previously announced conversion to a real estate investment trust (“REIT”). The special dividend is payable on December 31, 2014, to stockholders of record on November 20, 2014. The special dividend is in the amount of the Company’s accumulated earnings and profits as of July 17, 2014, the date the Company began operating in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes. Approximately 20%, or $109.5 million, of the special dividend will be paid in cash (the “Cash Amount”), and approximately 80%, or $438.2 million, of the special dividend will be paid in shares of the Company's common stock. Stockholders will have the option to elect to receive their special dividend in all cash or all stock, however the aggregate amount of cash to be distributed will be equal to the Cash Amount, with the balance of the special dividend payable in the form of common stock. If the aggregate amount of stockholder cash elections exceeds the Cash Amount, then the payment of such cash elections will be made on a pro rata basis to stockholders who made the cash election such that the aggregate amount paid in cash to such stockholders equals the Cash Amount, with the balance paid in shares of common stock. Stockholders electing all shares, or failing to make an election, will receive all shares, unless the Cash Amount has not been met, in which case, those not making an election will receive cash on a pro rata basis until the Cash Amount has been met, with the balance paid in shares of common stock. If the Cash Amount has not then been met, the remaining cash will be allocated on a pro rata basis to those electing shares, with the balance paid in shares of common stock. Election forms will be mailed to stockholders promptly following the record date, and must be returned before the election deadline of 5:00 p.m., Eastern Standard Time, on December 15, 2014. The Company will pay cash in lieu of issuing any fractional shares, but cash paid in lieu of fractional shares will not count toward the Cash Amount. The amount of shares of common stock to be distributed will be determined based on the results of the stockholder elections and the volume weighted average price of the Company's common stock for the three trading days commencing on December 16, 2014. Wells Fargo Bank N.A. will serve as the Company's election and disbursing agent.

Cautionary Statement Concerning Forward-Looking Statements

We have made statements in this press release that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “will” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our REIT status and our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adjustments to the amount and timing of the special dividend that could require an additional dividend to complete the Company’s accumulated earnings and profits distribution in accordance with REIT requirements; the expected timing of completing our rebranding; integrating the outdoor advertising business of Van Wagner may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the acquisition may not be fully realized; unknown risks inherent in the acquisition, or certain assumptions with respect to the outdoor advertising business of Van Wagner that may prove to be inaccurate; declines in advertising and general economic conditions; incremental costs incurred as a stand-alone public company; the financial information included in our filings with the Securities and Exchange

Commission (the “SEC”) may not be a reliable indicator of our future results; cash available for distributions; legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service (“IRS”); our failure to remain qualified to be taxed as a REIT; REIT ownership limits; dividends payable by REITs do not qualify for the reduced tax rates available for some dividends; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; our ability to hedge effectively; stock price fluctuations resulting from sales of our common stock to cover taxes owed on dividends; failure to meet the REIT income tests as a result of receiving non-qualifying income; even if we remain qualified to be taxed as a REIT, and we sell assets, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT; the IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; our lack of an operating history as a REIT; and other factors described in our filings with the SEC, including but not limited to the sections entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 and in our prospectus filed with the SEC on July 7, 2014. All forward-looking statements in this press release apply as of the date of this press release or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

About CBS Outdoor Americas Inc.
CBS Outdoor (NYSE: CBSO) is one of the largest out-of-home media companies in the Americas and has a major presence in top markets throughout the United States, Canada, Mexico and South America. With traditional billboard and transit outdoor advertising properties, and a network of digital displays, CBS Outdoor gives advertisers both breadth and depth of audience across key geographies, as well as immersive ways to connect with increasingly mobile consumers. On November 20, 2014, the Company’s name will change to Outfront Media Inc., it will begin trading on the New York Stock Exchange under the symbol “OUT” and its website will become www.outfrontmedia.com.
Contacts:
Investors:
Gregory Lundberg
(212) 297-6441
greg.lundberg@cbsoutdoor.com

Media:
Carly Zipp
(212) 297-6479
carly.zipp@cbsoutdoor.com